ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("Agreement") is entered into as of the 25th day of June, 1997 ("Effective Date"), between ROASTERS CORP., a Florida corporation, ("Seller"), whose address is 899 West Cypress Creek Rd., Suite 500, Ft. Lauderdale, Fla. 33309 and CLUCKCORP INTERNATIONAL, INC., or its assigns ("Buyer"), a Texas corporation, whose address is 1250 N.E. Loop 410, Suite 335, San Antonio, TX 78209.

     WHEREAS, Buyer and Seller entered into an Asset Purchase Agreement effective February 3, 1997 for the purchase and sale of certain assets located in nine locations in Florida, Indiana and North Carolina and the assumption of certain specified liabilities, such Asset Purchase Agreement being incorporated herein for all purposes ("Original Contract"); and

     WHEREAS, due to a landlord's refusal to consent to the assignment of a real estate lease, one of the locations became impossible to transfer; and

     WHEREAS, the parties desire to revise the transaction contemplated by the Original Contract and enter into a new agreement to reflect the transfer of only eight locations and certain other revised terms agreed to by the parties;

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

     1. Sale of Assets. Seller agrees to sell, and Buyer agrees to buy, upon the terms and conditions and for the consideration herein stated, the following properties and assets of Seller ("Assets"):

     (a) The leasehold estates, and all rights of the tenant, existing under and by virtue of the Lease Agreements described on Exhibit "A" (individually, a "Lease" and collectively, the "Leases") by and between various entities, as Landlord, and Seller, as Tenant, covering the leasehold premises described therein (the "Leased Premises") in Bradenton, Florida, Sarasota, Florida, Port Charlotte, Florida, Indianapolis, Indiana and Charlotte, North Carolina; and

     (b) All right, title and interest of Seller in and to the leasehold improvements (in their present condition) located on the Leased Premises or existing in connection with the Leases; and

     (c) All restaurant equipment, telephone number for each location (if transferable), point-of-sale systems (i.e. cash registers and the like), machinery, furnishings, fixtures, and non-food inventories (including without limitation, all pots, pans, utensils, flatware, dishes, glassware, tablecloths and napkins) located on the Lease and the Leased Premises (the "Equipment") substantially in the condition in which they exist on the date hereof, Seller's sign frames, sign structures and poles (but not sign panels).

     Assets shall not include trade names, trademarks, Kenny Rogers Restaurant menus, table advertising placards, insignias, photos and similar point of purchase advertising materials bearing Kenny Rogers Restaurant logos, or


8 SITE PURCHASE AGREEMENT                                                 PAGE 1
franchise rights of Seller or its subsidiaries, their business records, business and occupational licenses (other than certificates of occupancy for the particular lease locations being assigned) and the right to use any of the foregoing.

     2. Consideration. As consideration for the Assets, Buyer agrees to pay Seller the following:

     (a) Assumption of the promissory notes listed on Exhibit "B"("Pappell Notes"); and

     (b) Assumption of the equipment leases listed on Exhibit "C" ("Equipment Leases")(the Pappell Notes and the Equipment Leases shall collectively be referred to herein as the "Assumed "Liabilities"); and

     (c) One Million Fifty Thousand and No/100 Dollars ($1,050,000.00) in immediately available funds (the "Cash Portion")

     (d) Buyer's Promissory Note (the "Roasters Note") payable to Seller in the amount of One Hundred Twenty-Seven Thousand Three Hundred Twenty-Six and 62/100 Dollars ($127,326.62), such Note bearing interest at eight percent (8%) per annum, such Note being payable in equal monthly installments of principal and interest amortized over five (5) years) and secured by the unencumbered furniture, fixtures and equipment located in the Leased Premises at Port Charlotte, Florida on the date of Closing.

     Notwithstanding anything to the contrary set forth above, Buyer shall not assume any liability or contingent liability of Seller other than the promissory notes listed on Exhibit "B" and the leases listed on Exhibit "C". All other liabilities are expressly not assumed by Buyer and are referred to herein as Seller's "Retained Liabilities", whether such liabilities relate to the Leased Premises or not.

     3. Earnest Money. Pursuant to the terms of the Original Contract, Buyer has previously delivered to Chicago Title Company c/o Carol Perry, National Accounts, 14607 San Pedro, Suite 175, San Antonio, Texas 78232 ("Escrow Agent") the sum of $75,000.00 as earnest money to bind this sale (the "Earnest Money"). Upon Closing, the Earnest Money shall be applied to the Purchase Price.

     4. Closing. The sale and purchase of the Assets (the "Closing") shall be consummated at the offices of Chicago Title Company (the "Title Company"), 14607 San Pedro, Suite 100, San Antonio, Texas 78232, on June 20, 1997 or such other date as may be agreed upon by the parties (the "Closing Date").

     5. Conditions for Closing. Buyer's obligation to close shall be contingent on Seller's delivery of the following executed instruments on or before the Closing Date:

     (a) Delivery of a Consent to Assignment from each of the landlords under the Leases in a form acceptable to both of the parties; and

     (b) Delivery of a Lease Memorandum referencing the assignment to Buyer from each of the landlords under the Leases in a form acceptable to both of the parties; and

8 SITE PURCHASE AGREEMENT                                                 PAGE 2

     (c) Delivery of a Non-Disturbance Agreement from any mortgagee of a Leased Premise with a lien superior to the relevant Lease in a form acceptable to both of the parties; and

     (d) Delivery of a Consent to Assignment and any other required transfer documents from each of the lessors under the Equipment Leases in a form acceptable to both of the parties; and

     (e) Delivery of a Consent to Assignment from the holders of the Pappell Notes in a form acceptable to both of the parties; and

     (f) Delivery of an agreement with Citicorp Leasing, Inc. whereby the cross default provision in the security agreement securing the promissory note to K.R. Memphis-Florida Associates, Ltd. which is to be assigned to Buyer is deleted for all purposes; and

     (g) Delivery of all necessary documents to the Escrow Agent for the acceptable issuance of title policies to Buyer on all of the Leased Premises; and

     (h) Delivery of an Assumption Agreement(s) and Bill(s) of Sale for the conveyance of the Assets in forms acceptable to both of the parties; and

     (i) Delivery of the Roasters Note in a form acceptable to both of the parties for execution by Buyer and UCC statements for Seller's benefit in recordable form; and

     (j) Delivery of a Escrow Fund Agreement in a form acceptable to both of the parties and the Escrow Agent; and

     (k) Delivery of a closing statement in a form acceptable to both parties which reflects not only the Cash Portion, Roasters Note and the current balances on all the Assumed Liabilities, but also the proration of taxes, utilities and rents and charges of every kind as required under this Agreement; and

     (l) At Closing, Seller at its expense, shall execute and deliver to Buyer such other instruments as Buyer may reasonably request in order to vest Buyer with title to the Assets, including:

          (i) To the extent available, original copies of all necessary permits issued by appropriate governmental authorities and utility companies when the Assets were completed, including, but not limited to, certificate(s) of occupancy;

          (ii) To the extent available, all plans, specifications, mechanical, electrical and plumbing layouts, equipment operating manuals, leasing information and similar items in the possession of Seller and utilized in connection with the operation of the Assets;

          (iii) Seller shall deliver possession of all of the Assets in their then "as is" condition to Buyer including, but not limited to, all keys to all locks and all access codes to all electronic security systems on the Assets in the possession of Seller and copies of any documents in the possession of the Seller which are reasonably necessary for the continued operation of the Assets. It is agreed that the building sign frames, foundations, pylons and structural components of Seller's free-standing sign structures are not to be removed by Seller and are to remain as part of the Assets.

8 SITE PURCHASE AGREEMENT                                                 PAGE 3

     (m) Delivery of letters from Seller to the various telephone companies authorizing the transfer of the telephone numbers at each of the Leased Premises in a form acceptable to both parties and the respective telephone companies; and

     (n) The representations and warranties of Seller in Article V of the Original Contract shall be deemed to be made again as of the time of the Closing and shall then be true in all material respects; and Seller at the Closing shall deliver to Buyer a currently-dated certificate to such effect signed by the President or a Vice President of Seller. The representations and warranties of Buyer in Article VI of the Original Contract shall be deemed to be made again as of the time of the Closing and shall then be true in all material respects; and Buyer at the Closing shall deliver to Seller a currently-dated certificate to such effect signed by the President or a Vice President of Buyer.

     It is expressly acknowledged and agreed that the representations, warranties and covenants of Seller and Buyer in this Agreement and the Original Contract, except as such covenants may be fully performed at or prior to the time of the Closing, shall survive the Closing and shall be fully enforceable at law or in equity against the party making such representation and warranty and its successors and assigns.

     (o) In addition to the Seller's certificate described in subsection 5(n) above, Seller shall also deliver to Buyer an affidavit certifying that as of the date of Closing, all employees have been paid in full, all accrued and due and owing sales taxes and vendor's have been paid in full or will be paid within thirty (30) days of receipt of an invoice or maturity of the obligation to pay such debt.

     (p) Seller and Buyer agree to cooperate in making arrangements to assure that utility services to the Leased Premises are not interrupted as a result of the change of ownership. It is agreed that utility meters shall be read on the Closing Date, and all utility charges shall be prorated as of the Closing Date. Seller shall be responsible for and shall pay for all utilities used or consumed on the Leased Premises prior to the Closing Date. Seller shall be entitled to receive all refundable utility deposits made by Seller. Buyer shall be responsible for and shall pay for all utilities used or consumed on the Leased Premises on and after the Closing Date.

     6. Closing Costs and Expenses.
        --------------------------

     (a) At or prior to Closing, Seller shall pay the cost of recording any curative instruments and releases, and any other costs which Seller is expressly obligated to pay hereunder. Seller shall pay any and all fees charged by a landlord or equipment lessor for a transfer or assignment consent.

     (b) At Closing, Buyer shall pay the escrow fee, if any, the cost of recording all closing instruments other than curative instruments and releases, the cost of any title insurance policies, the cost of the UCC search ordered by Buyer, and any other costs which Buyer is expressly obligated to pay hereunder.

     (c) All rents and charges of every kind payable by the tenant under the provisions of the Leases which are not yet due and payable as of the Closing Date will be prorated between Seller and Buyer as of such date. Such prorations will reflect appropriate credits to Seller with respect to any such rents or


8 SITE PURCHASE AGREEMENT                                                 PAGE 4
charges prepaid by Seller. On the Closing Date, prorations will be based on best estimates and, as soon as the final accounting of such prorations can be made (on the basis of actual and not estimated charges), Buyer and Seller will determine the net effect of the prorations, and the party obligated to make payment to the other as a result thereof will promptly do so upon demand. Seller agrees to report to the various landlords all sales on the Leased Premises for all periods up to the Closing Date and to make available to Buyer such sales figures for the current lease year.

     (d) Any security deposits held by Landlords under the Leases are not included in the Purchase Price. At Closing, Buyer shall give Seller a credit on the closing statement for the amount of any such security deposits related to the Leases as additional consideration but not the security deposits related to the Equipment Leases. Seller shall assign to Buyer its interest in any and all security deposits.

     (e) Each party shall pay its own attorneys' fees.

     (f) At or prior to Closing, Seller shall pay all ad valorem real estate taxes on the Assets for the year 1996 and prior years. Such real estate taxes for the year of Closing shall be prorated at Closing, based upon the number of days in the year of Closing elapsing before and after the Closing.

     (g) All sales, transfer or use taxes and/or other fees, including bulk sales taxes which may be imposed or assessed as the result of the transaction effected by this Agreement, except those taxes imposed upon the income of Seller, if any, shall be paid equally by the Buyer and the Seller as soon after the Closing as may be required by taxing authorities pursuant to Federal, state or local laws.

     7. Post Closing Activities.
        -----------------------

     (a) Seller agrees that it will have prepared and submitted to Buyer within forty-five (45) days after the Closing Date, audited financial statements for each of the Leased Premises by the accounting firm of Coopers & Lybrand ("Accountants") pursuant to an engagement letter executed by the Closing Date and approved by Buyer, such audited financial statements to be in a form acceptable to Buyer and sufficient for Buyer to meet its submittal obligations to third parties. Seller agrees to make all records necessary for the completion of such audited financial statements available to the Accountants and Buyer as reasonable for completion of statements within the 45 day period.

     (b) In the event any item listed in section 5 above is not completed and delivered to Buyer on or prior to the Closing Date, Buyer may agree to proceed with Closing based upon Seller's commitment and representation herein that it will diligently pursue to completion and delivery of any and all such items as soon as reasonably possible.

     (c) Seller and Buyer acknowledge and agree that the proration of ad valorem real property taxes has been an estimate based on last year's taxes and that the actual tax liability for Buyer for 1997 may be changed by the various taxing authorities. It is agreed that if the actual amount of taxes due and payable for 1997 changes as a result of a change in tax value or tax rates, the parties shall make the necessary adjustments to such proration and payment shall be made between the parties due to the adjusted proration. Additionally, Seller and


8 SITE PURCHASE AGREEMENT                                                 PAGE 5

Buyer acknowledge and agree that the 1997 taxes for the personal property located in the Leased Premises is not known on the Closing Date and is not being prorated at Closing. However, Seller acknowledges and agrees that Seller is obligated to pay to Buyer within 20 days of receipt of notice from Buyer of the assessed 1997 personal property taxes of the prorated amount of such taxes levied on the personal property transferred to Buyer from Seller.

     (e) It is expressly agreed and understood that the obligations of the parties in this Section 7 shall survive closing and are binding obligations of the parties fully enforceable at law or in equity against the party with the obligation and its successors and assigns.

     8. Indemnities.
        -----------

     (a) Seller agrees to indemnify Buyer and to hold Buyer harmless from any loss, cost, expense, including attorney fees, or liability arising out of or in connection with (i) the breach or falsity of any representation or warranty of Seller in this Agreement, (ii) the use, occupancy, possession or operation of the Assets as currently used at any time prior to the Closing Date and the take-over date, (iii) the bankruptcy, insolvency or receivership proceedings which Seller files or is filed against Seller, (iv) a breach of Seller's all bills paid affidavit including a claim for unpaid employee wages or benefits accrued prior to the Closing Date or a claim for unpaid sales tax or vendor bills, (v) a claim for payment of fees for the completion of the audit described in subsection 7(a) of this Agreement, (vi) an indemnifiable claim arising out of any indemnities set out elsewhere in the Agreement, or (vii) the Retained Liabilities. Buyer agrees to indemnify Seller and to hold Seller harmless from any loss, cost, expense or liability arising out of or in connection with (i) the breach or falsity of any representation or warranty of Buyer in this Asset Purchase Agreement, (ii) the use, occupancy, possession or operation of the Assets at any time after the take-over date, or (iii) a failure by Buyer to pay the Assumed Liabilities. The provisions of this Section shall survive the Closing.

     (b) If any action, suit or proceedings shall be commenced against, or any claim or demand be asserted against a party with respect of which the other party proposes to demand indemnification, the recipient of such a demand for indemnification (the "Indemnifying Party") shall, within thirty (30) days after receipt of demand for indemnification have the right to assume the entire control of the defense, compromise or settlement thereof, including the right of the selection of counsel, subject to the right of the other party (the "Notifying Party") to participate and, to the extent the Notifying Party shall wish, to direct the defense at its expense and with counsel of its choice. In connection therewith, the Notifying Party shall cooperate fully in all respects with the Indemnifying Party in any such defense, compromise or settlement, including, without limitation, making available to the Indemnifying Party all pertinent information under the control of Notifying Party. The Indemnifying Party will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of Notifying Party.

     (c) In order to secure Seller's indemnity obligations to Buyer described in this Agreement, Buyer shall give to Escrow Agent out of the Cash Portion on the Closing Date the amount of Seventy Five Thousand Dollars ($75,000.00) ("Indemnity Fund") to hold for Buyer's sole benefit pursuant to the Escrow Agreement. If Seller fails to pay any of its indemnity obligations under section 8(a) above, Buyer shall send Seller notice of such breach or failure. If Seller has not paid Buyer for such breach or failure within thirty (30) days from the date of Buyer's notice to Seller, Buyer shall notify Escrow Agent of the expiration of such 30 day notice period without payment and Escrow Agent shall


8 SITE PURCHASE AGREEMENT                                                 PAGE 6
have the right and obligation to release to Buyer and Buyer shall have the right to withdraw from the Indemnity Fund, all such amounts due and owing, upon Escrow Agent's receipt of Buyer's affidavit of rightful claim for the funds. After the expiration of one (1) year from Closing Date, title to any amounts in excess of pending claims by Buyer against the Indemnity Fund plus accrued interest on such funds shall be transferred and released to Seller. Buyer and Seller agree to execute an Escrow Fund Agreement with the Escrow Agent in form reasonably requested by the Escrow Agent and agreeable to the parties, containing usual and customary indemnities. It is agreed and understood that such $75,000.00 is not due and payable to Seller until one (1) year from the Closing Date when such amount, less any and all of Buyer's draws per the terms of the Escrow Agreement, plus accrued interest on such funds will become due and payable to Seller.

     (d) The Buyer agrees to waive any formal requirements, if any, of the Bulk Transfer Law of the state in which the Leased Premises or Assets may be located. Seller agrees to hold Buyer harmless and indemnify Buyer against any claims asserted against Buyer due to the operation of the Roasters Restaurant on the Property prior to Closing, or arising under the Bulk Transfer Law of the state in which the Leased Premises or Assets may be located.

     9. The parties hereby adopt and incorporate into this Agreement the following provisions from the Original Contract: Section 3.03, Section 4.04,
Article V, Article VI, and Article X except for section 10.08.

     10. Seller represents that it has examined and reviewed this transaction in its entirety and states that this Agreement and the Original Contract each have been fully, fairly and independently negotiated at arms length between Seller and Buyer and that Seller, after an independent inquiry, knows of no facts, circumstances or legal infirmity or impediment that would prevent Seller's consummation of the Agreement or the Original Contract or the sales and transfers of the Assets contemplated thereby.

     11. To facilitate execution, this Agreement may be executed in one or more counterparts as may be convenient or required. All counterparts shall collectively constitute a single instrument. Further, each counterpart may be executed an sent via telecopy to the other party and such telecopy signature shall be valid and binding against the party signing and telecopying such signature.

                                            ROASTERS CORP.

Date: ______________                        By:________________________________
                                               Name:___________________________
                                               Title:__________________________

                                            CLUCKCORP INTERNATIONAL, INC.

Date: ______________                        By:________________________________
                                               Name:___________________________
                                               Title:__________________________
Exhibit "A":  Leases
Exhibit "B":  Promissory Notes
Exhibit "C":  Equipment Leases
34\c0163\009\8 store agreement.7h

8 SITE PURCHASE AGREEMENT                                                 PAGE 7

                                   EXHIBIT "A"
                                   -----------

                                     LEASES
                                     ------


     (1) Bradenton, Florida: Lease dated April 1, 1993 between predecessor landlord of Bay- Gard, Ltd, current landlord, and K. R. Chicken, such Lease having been assigned to Seller in June 1996; and

     (2) Sarasota, Florida: Lease dated June 17, 1996 between KR Chicken Management Corp, as landlord, and Seller, as tenant; and

     (3) Port Charlotte, Florida: Lease dated January 7, 1994 between Sembler Family Partnership #2, Ltd. and Murdock Retail Associates, Ltd., collectively as landlord, and K. R. Chicken, Port Charlotte, Ltd., as tenant, such Lease having been assigned to Seller in June 1996; and

     (4) Eagleview Drive, Indianapolis, Indiana: Lease dated September 12, 1995 between CNL Net Lease Investors, L.P., as landlord, and Seller, as tenant; and

     (5) Washington St., Indianapolis, Indiana: Lease dated October 12, 1994 between R. Don Throgmartin, as landlord, and Seller, as tenant; and

     (6) County Line Rd., Indianapolis, Indiana: Lease dated August 1, 1994 between Sandor Kovacs, d/b/a Kovacs Enterprises, as landlord, and Seller, as tenant; and

     (7) Eastway Dr., Charlotte, North Carolina: Lease dated August 2, 1994 between Eastway Square Limited Partnership, as landlord, and Seller, as tenant; and

     (8) 7th St., Charlotte, North Carolina: Lease dated May 20, 1994 between Hardy Oil, Inc., as landlord, and Seller, as tenant.




8 SITE PURCHASE AGREEMENT                                                 PAGE 8

                                   EXHIBIT "B"
                                   -----------

                                PROMISSORY NOTES
                                ----------------


     (1) Bradenton, Florida - K. R. Chicken Assoc. Ltd.: A promissory note dated 6/17/96 in the original principal amount of $162,000.00 with a maturity date of 6/30/2000 payable in monthly payments of $1,643.11. The note balance after the June 1997 payment is $157,110.16. This note is secured by a Security Agreement granting as security the leasehold interest, equipment, furniture, etc. located at the Bradenton, Florida site and all proceeds therefrom. It is agreed and understood that the principal balance will be reduced at Closing by $15,924.85 for an outstanding principal balance to be assumed by Buyer of $141,185.31.

     (2) Sarasota, Florida - K. R. Sarasota Associates, Ltd.: A promissory note dated 6/17/96 in the original principal amount of $198,000.00 with a maturity date of 6/30/2000 payable in monthly payments of $2,008.25. The note balance after the June 1997 payment is $192,023.48. This note is secured by a Security Agreement granting as security the leasehold interest, equipment, furniture, etc. located at the Sarasota, Florida site and all proceeds therefrom. It is agreed and understood that the principal balance will be reduced at Closing by $15,924.85 for an outstanding principal balance to be assumed by Buyer of $176,098.63.

     (3) Port Charlotte, Florida - K. R. Memphis-Florida Associates, Ltd.: A promissory note dated 6/17/96 in the original principal amount of $180,000.00 with a maturity date of 6/30/2000 payable in monthly payments of $1,825.68. The note balance after the June 1997 payment is $174,566.83. This note is secured by a Security Agreement granting as security the leasehold interest, equipment, furniture, etc. located at the Port Charlotte, Florida site and all proceeds therefrom. It is agreed and understood that the principal balance will be reduced at Closing by $25,000.00 for an outstanding principal balance to be assumed by Buyer of $149,566.83.



8 SITE PURCHASE AGREEMENT                                                 PAGE 9

                                   EXHIBIT "C"
                                   -----------

                                EQUIPMENT LEASES
                                ----------------


         I.       BRADENTON, FLORIDA

                  A.       Advanta Business Services, Inc.

                  B.       Equipment Leasing Company

                  C.       CapTec Financial Group, Inc.

         II.      SARASOTA, FLORIDA

                  A.       Advanta Business Services, Inc.

                  B.       Equipment Leasing Company

                  C.       CapTec Financial Group, Inc.

                  D.       Advanta Business Services, Inc.

                  E.       Orix Credit Alliance, Inc.

         III.     PORT CHARLOTTE, FLORIDA

                  A.       Advanta Business Services, Inc.

                  B.       Equipment Leasing Company

                  C.       Orix Credit Alliance, Inc.

         IV.      EAGLEVIEW DRIVE, INDIANAPOLIS, INDIANA

                  A.       CapTec Financial Group, Inc.

         V. Advanta Business Services, Inc. - Lease No. 023-013-1711-005 which has a balance owing of $6,157.00 and monthly payments of $131.00 plus tax, if such lease is verified to be for equipment located in one of the Leased Premises.


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8 SITE PURCHASE AGREEMENT                                                PAGE 10